Exhibit 10.2

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) non-material and (ii) the registrant customarily and actually treats such omitted information as private or confidential. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this “Agreement”), effective as of the 12th day of June, 2022 (the “Effective Date”), is entered into by and among IceCure Medical Ltd., an Israeli company, with offices at 7 Ha’Eshel St., Caesarea, Israel (“Supplier”); IceCure (Shanghai) MedTech Co., Ltd., with registered address Room 213, 2nd Floor, Building 19, No.60 Zhonghui Road, Minhang District, Shanghai (“IceCure”), and Beijing Turing Medical Technology Co., Ltd., with registered address Room 401, 4th Floor, Building 8, No. 87 Hongan Road, Fangshan District, Beijing (“Turing” or “Distributor”). Supplier, IceCure and Turing are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Supplier is the developer, manufacturer and provider of the Product and Disposables (as defined below); and

WHEREAS, Turing has the required skills, permit, certificate, experience, adequate personnel and abilities required to market, distribute and sell the Products and Disposables within the Territory, maintain inventory thereof and provide related services, and maintain and transport the Products, all of the above into and within the Territory and in accordance with the terms set forth below; and

WHEREAS, Supplier and/or IceCure wish to engage Turing as an exclusive distributor of the Products and Disposables within the Territory, or as service provider for other such distributors in the Territory, and Turing wishes to accept such engagement, under the terms and subject to the conditions hereof;

WHEREAS, IceCure, a wholly owned subsidiary of Supplier, is the holder of Regulatory Approvals of the Products in the Territory and is expected to be the the holder of the Regulatory Approvals of the Disposables too in the Territory, if and when the same are received from the NMPA;

WHEREAS, on or around the Effective Date, IceCure, Turing and Shanghai Medtronic Zhikang Medical Devices Co., Ltd. (“MDT”) entered into an agreement for the distribution of the Products and Disposables in the Territory (the “Distribution Agreement”), pursuant to which MDT shall purchase the Products and the Disposables from Turing, and distribute them exclusively in the Territory;

WHEREAS, the Parties agree that as long as a Distribution Agreement with MDT is in effect (or any other exclusive distribution agreement replacing the Distribution Agreement, if applicable, with any third-party (other than with Turing hereunder)), Turing’s exclusive distribution rights hereunder shall be limited to serving as a purchaser and reseller of the Products and Disposables solely to MDT (and/or the sub-distributors of MDT, if applicable), which will be approved by Supplier or IceCure based on the terms herein, without derogating from MDT’s or the distributor’s warranties, obligations and covenants under the Distribution Agreement;

WHEREAS, in continuation to the clause above, the Parties agree that the import into the Territory will be done by Turing in accordance with Territory Regulatory and Customs requirements; and

WHEREAS, in addition to import into the Territory, Turing shall be required to provide additional services in connection with the Distribution Agreement between IceCure and MDT, including warehousing, logistics, warranty services, training and other support and after sale services;

NOW THEREFORE, in consideration for the premises herein set forth, the Parties hereto agree as follows:

1. DEFINITIONS. The following terms shall have the meanings ascribed next to them:

“Affiliate”of a Party shall mean any entity that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, through appointment of directors or chief executive officer, by contract or otherwise.

“Change of Control” shall mean a consolidation or merger of a Party with or into, or a sale of all or substantially all of such Party’ assets or outstanding share capital to, any other company, or any other entity or person, other than a wholly-owned subsidiary of such Party, excluding a transaction in which shareholders of the Supplier prior to the transaction will maintain voting control of the resulting entity after the transaction.

“Claims” has the meaning set forth in Section 14.1.

“Competing Activity” has the meaning set forth in Section 2.2.

“Confidential Information” has the meaning set forth in Section 13.

“Disposable” shall mean the proprietary disposable cryoablation probe and accessories, developed, manufactured and sold by Supplier, the specifications of which are set forth in Exhibit A hereto.

“Disclosing Party” has the meaning set forth in Section 13.

“Effective Date” shall mean the date first written above.

“End User” shall mean physicians (surgeons or radiologists), clinics and hospitals, who purchase Products and/or Disposables from Distributor pursuant to this Agreement.

“Event of Default” means any of the “Events of Default” specified in Section 3.2.1.

“Forecast” has the meaning set forth in Section 4.2.

“Indemnified Party” has the meaning set forth in Section 14.6.

“Indemnifying Party” has the meaning set forth in Section 14.7.

“Initial Period” has the meaning set forth in Section 3.1.

“Intellectual Property” has the meaning set forth in Section 9.1.

“Marketing Approval” shall mean the approval of the competent authorities in the Territory to market the Products and Disposables in the Territory, for the purpose of performance of Procedures.

“Marketing Plan” has the meaning set forth in Section 7.1.

“Marks” has the meaning set forth in Section 9.1.1.

“Minimum Quantity Requirements” shall mean the sales volumes of Products and Disposables, as shall be determined by the Parties in accordance with the terms herein, with the initial such quantities are as prescribed in Exhibit B.

“Procedures” shall mean cryoablation procedures for any indications that are covered by the applicable Product conformity mark or equivalent thereof, applicable to the Territory (such as NMPA).

“Product” shall mean the Supplier’s proprietary IceSense3™/ProSenseTM cryoablation system, the specifications of which are attached in Exhibit A hereto, and any updated and/or upgraded version thereof that may be available from time to time.

“Purchase Order” has the meaning set forth in Section 4.1.

“Receiving Party” has the meaning set forth in Section 13.

“Regulatory Authority” shall mean competent governmental authority responsible for granting Permits, price approvals or reimbursement for the Product or Consummables in the Territory.

“Renewal Period” has the meaning set forth in Section 3.1.

“Representatives” has the meaning set forth in Section 13.

“Services” has the meaning set forth in Section 5.6.

“Software” has the meaning set forth in Section 9.2.

“Supplier Indemnified Parties” has the meaning set forth in Section 14.6.

“Term” has the meaning set forth in Section 3.1.

“Termination” has the meaning set forth in Section 3.2.

“Territory” shall mean the territory described on Exhibit C hereto.

“Warranty” has the meaning set forth in Section 10.1.

“Distributor Indemnified Parties” has the meaning set forth in Section 14.5.

2. EXCLUSIVE APPOINTMENT.

2.1. Conditional Exclusive Appointment. Supplier hereby grants Turing the exclusive right to market, sell and distribute Products and Disposables within the Territory and appoints Turing as its exclusive distributor and reseller of the Disposables and Products within the Territory during the Term (as defined below), subject to MDT’s exclusive distribution rights of the Products and Disposables in the Territory in accordance with Distribution Agreement, for as long as such exclusive distribution rights are granted to MDT thereunder, and Turing hereby accepts such appointment, under the terms and subject to the conditions contained herein.

2.2. Turing shall not, directly or indirectly: (i) market, sell, distribute, or solicit the sale or distribution, or cause the sale or distribution, of the Products or Disposables outside of the Territory, or to any person who, to Turing’s knowledge intends to resell or reship the Product and/or Disposables outside the Territory; (ii) during the Term, promote, provide, market, sell and/or perform cryoablation products and/or cryoablation services using any product other than the Products and/or the Disposables; or (iii) market, sell, distribute, solicit or present itself as the exclusive distributor of, the Products and Disposables in the Territory, in contravention to the terms and conditions of MDT’s rights under the Distribution Agreement.

2.3. Turing agrees that the Products and Disposables purchased hereunder shall only be marketed and sold within the Territory, and that the materials provided with respect to the use of the Products shall indicate that they may not be used with any cryoablation probes and accessories except for the Disposables and the Disposables are not and shall never be qualified for resale and/or re-use.

2.4. Parties further agree and understand that any exclusive rights granted hereunder shall be subject to applicable law (including any anti-competition law and any required Regulatory Approvals for the Products and/or Disposables).

2.5. Engagement with Others and Non-Solicitation. Without limiting the generality of the foregoing, Turing hereby acknowledges and agrees that, during the Term, Turing will not, directly or indirectly (including through an Affiliate): (a) engage with, represent, work for or provide services to or for the benefit of any business entity or individual for the sale, lease or otherwise provision of products within the Territory that are competitive with or similar to the Products and/or Disposables or that are used in the performance of Procedures, or engage in provision of services competitive with the Procedures, (b) sell, distribute, market and/or promote any Products and/or Consummables outside the Territory, or (c) solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor, or supplier of Supplier and/or IceCure to leave or cease doing business with the Supplier and/or IceCure for any reason whatsoever (each of the above, a “Competing Activity”).

During the Term, neither Turing nor the Supplier (and/or IceCure) shall enter into any agreements conflicting with their obligations under this Agreement, limiting either Party’s ability to perform this Agreement or otherwise undermining either Party’s performance hereunder, except as explicitly provided herein with respect to MDT (and/or any entity replacing MDT).

2.3 Terms of Exclusivity and Failure to Meet Minimum Quantity Requirements. Turing’s rights set forth in this Agreement are subject to Turing’s continuous compliance with all terms of this Agreement, including, without limitation, compliance with the Minimum Quantity Requirements. Upon failure of Turing to consistently comply with the Minimum Quantity Requirements during the Initial Period, the Supplier may either (i) terminate this Agreement; or (ii) revoke any exclusivity provided to Turing herein. Pursuant to the terms of Exhibit B, Turing shall become subject to Minimum Quantity Requirements commencing on the Effective Date.

3. TERM OF AGREEMENT; TERMINATION.

3.1. Term. The term of this Agreement shall commence on the Effective Date, for a period of thirty six (36) months, unless terminated earlier pursuant to the terms of this Agreement (the “Initial Period”). Thereafter, if this Agreement has not been terminated earlier, and to the extent that Turing has complied in all material respects with the terms of this Agreement applicable thereto this Agreement shall automatically renew for successive twelve (12) month periods (each, a “Renewal Period”), unless either Party delivers a written notice of non-renewal to the other Party by no later than ninety (90) days prior to expiration of the Initial Period or the Renewal Period, as the case may be. The period of time from the Effective Date to the date this Agreement expires or is earlier terminated shall be referred to as the “Term”.

3.2. Termination. Notwithstanding the provisions of Section 3.1, this Agreement may be terminated, at any time, as follows:

3.2.1 Events of Default. The occurrence of any one or more of the following events during the Term shall constitute an “Event of Default” hereunder: (a) failure of either Party to perform or observe any material term, agreement, covenant, obligation or condition of this Agreement; and, if capable of being cured, such failure continues uncured for thirty (30) days after written notice thereof to the defaulting Party; (b) any representation or warranty of either Party contained in this Agreement is breached, false or misleading in any material respect; and, if capable of being cured, is not cured within thirty (30) days after delivery of a written notice thereof to the defaulting Party; or (c) either Party (i) becomes insolvent and such insolvency continues for a period of ninety (90) days, (ii) is unable to pay its debts when due for a period of ninety (90) days, (iii) files for bankruptcy, (iv) is the subject of involuntary bankruptcy that is not discharged or stayed within ninety (90) days, or (v) has a receiver appointed who is not removed within ninety (90) days. Upon the occurrence of an Event of Default, the non-defaulting Party, at its sole and absolute election, may immediately terminate this Agreement upon written notice to the defaulting Party and may exercise all rights and remedies it may have under this Agreement, at law or in equity. Failure by the non-defaulting Party to notify the defaulting Party of an Event of Default or the occurrence of an event which, with the passage of time or the giving of notice or both, shall not be deemed to be a waiver by the non-defaulting Party as to its rights and remedies with respect to such Event of Default and shall not be deemed to be a waiver by the non-defaulting Party of its right to notify the defaulting Party of such Event of Default at a subsequent time.

3.2.2 Termination by Supplier. Notwithstanding anything to the contrary contained herein, but without derogating from any other right of termination in favor of Supplier as specified herein, Supplier may terminate this Agreement (or otherwise, cancel any exclusivity rights granted to Turing herein, at Supplier’s discretion) effective immediately upon delivery to Turing of written notice to such effect if Turing (i) engages in a Competing Activity, (ii) fails to timely initiate the filing for the requisite Permits and/or actively act on an ongoing basis, to proceed with the Permits procurement process (in addition to the remedies prescribed in favor of the Supplier per Section 4.1), (iii) has all or a substantial portion of its assets assigned, conveyed or sold and/or had undergone a Change of Control, or (iv) otherwise does not comply with any of the provisions contained in Sections 2.3, 6, 13, 14.6 or 18.11, and/or otherwise commits a material breach of this Agreement (which shall include, but shall not be limited to, any Competing Activity), or, any other breach not cured within thirty (30) days from receipt of notice thereof (to the extent such breach can be cured).

3.2.3 Change of Control. Notwithstanding anything to the contrary contained herein, within reasonable time following the consummation of a Change of Control event of Turing, this Agreement may be terminated by the Supplier or, if not terminated, shall continue on the same terms.

3.2.4 Training. Any use of the Products and/or Consummables shall be made by End-Users, MDT (and/or any sub-distributor of MDT, if and as applicable), only after successfully completing Supplier’s and/or IceCure’s training scheme. Training schemes shall be subject to training fees payable to Supplier by Turing, MDT or the End-User, as applicable, at such rates as prescribed in Exhibit B. Any person who had not successfully completed such training shall not be permitted to operate any Products nor carry out any Procedures related thereto. Supplier shall provide Turing, based on Supplier’s policies , at no additional cost, any materials available to Supplier for the implementation of any such Training scheme/s (which on the Effectice Date, include 1 session of operational and clinical training for distributor personnel), including training designated Turing personnel, who shall in turn train MDT and/or End-Users.

3.2.5 Non-Agreement on Minimum Quantity Requirements. Either Party may terminate the Agreement by a written notice to the other Party with immediate effect in the event that the Parties do not reach an agreement on Minimum Quantity Requirements for any extension term, in accordance with the terms detailed in Exhibit B.

3.2.6 Effects of Termination. The following shall apply in the event of expiration or earlier termination of this Agreement for any reason (the “Termination”):

(a) Sales. Subject to clause (b) of this Section 3.2.6 immediately upon the Termination of this Agreement, Turing shall cease the sale and marketing of Products and Disposables (including the use of any materials granted and/or licenses granted to Turing per the herein provisions, and any items registered by Turing with respect to any Marks, Domain names, Registered Items (as defined below), permits (if applicable) or otherwise). Notwithstanding the preceding sentence, in the event of Termination resulting from a Supplier-caused Event of Default, Turing may sell any Products and Disposables purchased hereunder it then possesses within the Territory, in each case within a period of ninety (90) days following the date of such Termination. Supplier will also be obligated to supply any additional Products required by Turing to meet End-User and/or MDT’s orders placed prior to the date of the termination. For avoidance of doubt, termination of this Agreement, shall not automatically terminate the Distribution Agreement with MDT. .

(b) Purchases by Supplier. Notwithstanding the provisions of Sub-Section (a) above, upon the Termination, Supplier has the right (which it may or may not exercise, in its sole discretion) to purchase or have its designee(s) purchase from Turing any or all Products and/or Disposables which Turing has purchased from Supplier and still has in its possession, unless those Products and/or Disposables have already been sold by Turing to an End-User and/or to MDT, subject to Turing’s obligations under Section 3.2.6(a). If Supplier is determined to have breached this Agreement and the Agreement is terminated in connection with such breach, then Supplier shall be obligated to purchase (or have its designee(s) purchase from Turing any or all Products and/or Disposables which Turing has purchased from Supplier and still has in its possession, unless those Products and/or Disposables have already been sold by Turing to an End-User and/or to MDT). In any case, the price paid by Supplier for such Products and Disposables shall equal the price charged by Supplier to Turing for such Products and Disposables (exclusive of VAT (if any), as sole consideration), including any genuine Supplier replacement parts, Disposables and accessories; provided that such Products and Disposables have been maintained by Turing in new condition, in their original packaging and in accordance with Supplier’s instructions. Supplier shall pay the shipping costs associated with the return of the Products and Disposables to Supplier. In connection with any such repurchase, Supplier reserves the right to offset against the repurchase price any payments owed by Turing to Supplier under this Agreement, unless those payments are in dispute. Turing shall reasonably cooperate in providing the Supplier with the information reasonably required thereby in order to determine whether it wishes to, directly or indirectly, repurchase Products and/or Disposables, and in arranging the orderly transfer of repurchased Products and Disposables. Turing shall take all measures necessary to safeguard such inventory prior to delivery to Supplier or its designee(s). Alternatively, the Supplier may (i) require Turing to transfer any available stock of Products / Consummables to MDT or to a new distributor, for an arm’s length price.

(c) Service. At least ninety (90) days prior to Termination (or a shorter period in the event that it is not possible, to be agreed between the Parties), Turing shall provide Supplier with all information reasonably required by Supplier to enable Supplier to provide warranty services, or other services that Supplier undertook to provide, to the Products including “tracing reports” as set forth in below. In addition, subject further to the provisions of Section 5.6, during the Term, in no event shall Turing directly provide any Services without Supplier’s prior written consent, nor undertake to do the same. Furthermore, it is clarified that Turing shall not, nor allow others to, service repair nor take any other similar action with respect to the Products.

(d) It is clarified and agreed that Turing shall not undertake, and have no authority to, obligate or bind Supplier, in any manner, before or after Termination, to provide services or assume any obligations or liabilities or commitments to provide any services related to the Products and/or Disposables, that are beyond the scope of services undertaken by Supplier with respect to such Products and/or Disposables, or beyond the scope agreed upon by both Parties under and/or pursuant to the Distribution Agreement with MDT, and provided that Turing personnel servicing the Products shall have successfully completed the Training.

(e) Rights and Licences. Immediately upon the Termination of this Agreement, all rights and licences shall under this agreement terminate and Turing shall cease using the Marks (as defined below), and shall discontinue all advertising stating or suggesting that Turing is an authorized distributor of the Products or Disposables, and shall return any property of the Supplier (including Confidential Information and any property containing the Marks) to the Supplier.

(f) Cooperation. Turing shall, where reasonably possible, (a) cooperate with Supplier, at Supplier’s expense, so that Supplier may obtain all licenses, permits and other authorizations for the promotion, marketing, sale, support, service, use or other handling of the Products and Disposables within the Territory by executing any such documents necessary to cancel or amend any Permit, as defined below, related to the Products or the Disposables, and (b) refrain from any improper or unfair commercial practices against the Supplier and its other distributors. Turing acknowledges that it has no type of property or right over its commercial relationship with MDT and/or any End Users; and (c) shall provide to Supplier the information set forth in Section 3.2.6(c), if not already provided and any such information required comply with any and all applicable laws and regulatory requirements (including with respect to recall).

3.3. Effect of Loss of Exclusivity. If and when Turing serves as an exclusive distributor hereunder and the distribution rights created hereunder become non-exclusive pursuant to the terms hereof, then, (a) Turing shall no longer have the exclusive right to market and sell the Products and Disposables within the Territory, and (b) Turing shall cease to be the exclusive distributor and provider of the Disposables and Products within the Territory and/or to present itself as such to any third-party and/or any governmental entity in the Territory.

3.4. No Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY EXPENSES, LOSSES OR DAMAGES, OF ANY KIND, INCURRED BY THE OTHER PARTY OR ITS OFFICERS, EMPLOYEES, CONSULTANTS OR AGENTS, WHICH ARISE OUT OF OR IN CONNECTION WITH THE TERMINATION, NON-RENEWAL OR EXPIRATION OF THIS AGREEMENT.

3.5. Termination, non-renewal, or expiration of this Agreement shall not, however, operate as a cancellation of any indebtedness owed by one Party to the other at such time nor as a cancellation of any orders for Product placed by Turing, MDT and/or End-Users.

4. PURCHASE OF PRODUCTS AND DISPOSABLES.

Turing will purchase Products and Disposables from Supplier solely for the purposes of this Agreement, under the following terms:

4.1 Purchase Orders: Electronic Information. Turing will submit fax or electronic purchase orders (each a “Purchase Order”) to Supplier, using the form provided by Supplier, as the same may be updated or modified from time to time by Supplier during the Term, indicating the desired quantity of (i) Products and (ii) Disposables, and all other requested information. Assuming the Disposables obtained the regulatory approvals for sale in the Territory, each Purchase Order issued after the issuance of the Initial Purchase Order, as defined below, shall, unless agreed otherwise between the Parties, include at least thirty (30) units of Disposables. Purchase Orders will be subject to acceptance by Supplier in its sole discretion, which acceptance shall not be unreasonably withheld. All sales of Products and Disposables pursuant to Purchase Orders will be subject to Supplier’s standard terms and conditions of sale in effect at the time of sale, as the same may be updated or modified from time to time (including without limitations, with respect to any cancellation policy, if applicable). Supplier will provide electronic Purchase Order acknowledgement via e-mail, within five (5) business days (i.e. Sunday-Friday except for national holidays in Israel) from the receipt of each Purchase Order. Order acceptance will include (a) verification at the item type and level of shipment date, ship-from location, and shipment mode/carrier, (b) order confirmation number, (c) price discrepancies, (d) backorders and expected backorder release dates, and (e) if applicable, notification of failure to meet Minimum Quantity Requirements. Without derogating from the foregoing,

4.2 Rolling Forecasts. Turing shall provide Supplier, within thirty (30) days prior to the start of each calendar quarter during the Term, with a rolling twelve (12) month forecast indicating Turing’s Product and Disposables requirements on a monthly basis (each, a “Forecast”). The Forecast shall be non-binding.

4.3 Rolling Purchase Orders. Turing will submit to Supplier written Purchase Orders together with its submission of each Forecast, with such Purchase Orders covering the quantity of Products and Disposables set forth in the first quarter of each such Forecast. Turing may, at its discretion, also submit additional Purchase Orders in writing from time to time. All Purchase Orders shall be subject to the minimum lead time requirements set forth in Section 4.7 below. Unless specifically agreed to by Supplier in writing, in the event of any conflict between the provisions hereof and any Purchase Order, the provisions contained herein shall prevail.

4.4 Demonstration Products. In addition, on the Effective Date Turing shall purchase from Supplier, and Supplier shall sell to Turing, up to [**] Demo Consoles, in accordance with and subject to the terms specified under Schedule I (the “Demo Consoles”).

4.5 Pricing. The sale prices of the Products and the Disposables to Turing as of the Effective Date are set forth on Exhibit D. All prices are quoted in USD and only include the Product or the Disposable and, as applicable, labeling and packaging. The pricing does not include costs and expenses of loading, freight, taxes, VAT, if applicable, duties and insurance, all of which shall be Turing’s responsibility. Turing will be responsible for payment of all delivery costs, including, without limitation, freight, duties, tariffs and insurance costs to Turing’s place of business in the Territory.

4.6 Payment Terms. Payment terms shall be as set forth in Exhibit D hereto or as set forth in any policies established from time to time as agreed between Supplier and Turing. All payments for Products and Disposables purchased by Turing from Supplier shall be in USD (unless otherwise instructed by the Supplier) free of withholding, income or other taxes or deductions.

4.7 Delivery. Unless otherwise agreed in writing by the Parties, all Products and Disposables ordered will be shipped EXW (Incoterms 2020) to Supplier’s place of business in Caesarea, Israel. The lead time for delivery of Products ordered hereunder will be forty five (45) days from acceptance of a Purchase Order by Supplier and 100% paid in adavnce. The lead time for delivery of Disposables ordered hereunder will be fourty five (45) days from acceptance of a Purchase Order by Supplier and 100% paid in adavnce. For the avoidance of doubt, Supplier will use commercially reasonable endeavours to deliver the shipment within the Purchase Order timelines, however, this is not always possible and time will therefore not be of the essence for delivery of the shipment.

4.8 Packaging and Handling. Supplier shall preserve, package, handle, and pack Products and Disposables so as to protect them from loss or damage, in conformance with good commercial practice, government regulations, and other applicable requirements. Supplier shall mark the exterior of the boxes with the associated Supplier item number and serial number, lot or batch number.

4.9 Title and Risk of Loss. Title to Products and Disposables and risk of loss or damage will pass to Turing when Products and Disposables are delivered to carriers in accordance with the provisions of Section 4.7 above (EXW Caesarea, Israel). The foregoing transfer of risk does not derogate from Turing’s right of acceptance pursuant to Section 4.1 above.

4.10 Notice of Modification. Nothing in this Agreement shall be construed as a limitation on Supplier’s right to make changes to the Products and/or the Disposables, or otherwise cease production thereof. Notwithstanding the above, Supplier shall provide Turing with written notice of all material Product modifications or Disposable modifications, or of any plans to cease the sale or manufacturing of the Products and/or the Consummables, not less than sixty (60) days (to the extent reasonably possible) prior to the entrance into effect of such modification / cessation.

5. REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF SUPPLIER.

Supplier hereby represents, warrants and undertakes towards Turing as follows:

5.1 Supplier will conduct its business in good faith and shall avoid misleading and/or unethical practices in its dealings with Turing.

5.2 Barring unforeseen circumstances, Supplier will, subject to the terms of this Agreement, supply Turing with the quantity of Products and Disposables ordered by Turing pursuant to Purchase Orders, once accepted by the Supplier provided Turing is, prior to the date of shipment of Products and Disposables, in good standing with Supplier’s credit department and has not otherwise breached its obligations under this Agreement. Upon the discovery in the production process of a nonconformity in the Product or Disposable or spare parts, with respect to the specifications thereof, Supplier shall immediately cease all shipments of the relevant Product or Disposable or spare parts, and shall notify Turing immediately of the cause of non-conformity, a prospective view of solution, and the expected delivery date. Supplier shall renew shipment, at its own cost, only upon correction of such non-conformity to its sole satisfaction.

5.3 Supplier shall provide Turing with information concerning Supplier’s marketing know-how and suggestions, as well as appropriate technical information.

5.4 Supplier shall promote the Procedures Products and Disposables through its publications and promotional material.

5.5 Supplier will at all times provide Turing with its updated product brochures in English in sufficient quantity reasonably acceptable to Turing. Turing may print a regional language(s) version of the product brochures based on the layout and contents of the original English version provided by Supplier.

5.6 Supplier will provide prompt, courteous and efficient support, maintenance and repair service within the Territory to Products sold to MDT and/or End-Users, provided that such Products are included under the scope of the Product Warranty (collectively, the “Services”). During the Warranty Term (as defined below), the Service covered under the Product warranty shall be provided by Supplier at no additional cost to Turing, MDT or End-User. Concurrently, in order to secure servicing to the Products, Parties may enter into a Services Level Agreement in the form provided by Supplier, a copy of which is attached hereto as Exhibit F (the “SLA”), and any Service shall be thereafter rendered (if rendered) in accordance with the provisions of the SLA. Insofar as Turing elects not to enter into an SLA, Turing may commission certain maintenance services from Supplier in accordance with the then applicable price lists. Notwithstanding the above, and without derogating from any other limitation under the Product Warranty, Supplier shall not have any obligation to provide the Services for any Product, for which the performance of the Services is otherwise excused by the terms of this Agreement, as follows:

5.6.1 Supplier will have no obligation to provide the Services for any Product in which installation, repair or adjustments have been made by an individual other than a Supplier engineer or Supplier representative, who is not specifically trained in the application and use of the Product.

5.6.2 The Services shall be rendered only for Products used in accordance with the user manual documentation and Supplier’s written procedures, instructions and policies, in normal and usual conditions in a clinical environment. Supplier will have no obligation to provide Services for any Product damaged due to catastrophe, acts of God, accident, improper use, storage, care or maintenance, abuse or negligence, including, but not limited to, dropping unit, damage caused by exogenous sources, liquids or substances, heat or freezing exposure, unusual physical or electrical stress, modification, disassembly, alteration, addition to, subtraction from, combination with another product, retiming, reconfiguration, or any other cause beyond the range of intended use; and/or due to improper installation and/or removal of the Product from its original installation site and re-installation of the Product other than for repair in accordance with this Agreement.

5.6.3 Supplier makes no warranty in respect of accessories and other parts made by other suppliers that have been attached or connected to the Product after installation.

5.6.4 Supplier shall not be responsible for any software, information or data contained in, stored on, or integrated with any parts returned to Supplier for repair.

5.6.5 Supplier makes no warranty in respect of the Disposables and the Services shall not be rendered in respect thereof. Without derogating from the aforesaid, it is hereby clarified that the Disposables are for single use only, must be used as detailed in the Product’s user manual documentation and Supplier’s written procedures, instructions and policies. Any use of the Disposables not in accordance with the Supplier’s instruction is strictly forbidden and may result in inaccuracy of the Product, and is not in compliance with the regulatory clearance, including the NMPA.

5.6.6 Subject to applicable law, Turing understands that Supplier’s obligation to provide any Services is further contingent upon Turing timely providing with Supplier of any and all logs, data and information stored on each Products, with respect to each session of Procedure, no less than on a quarterly basis, in such manners and mediums instructed by Supplier.

5.7 Supplier shall provide MDT and applicable End-Users with initial training and technical assistance as shall be deemed necessary by Supplier, acting reasonably, for effective promotion and operation of the Products , as further prescribed in Section 3.4.1. The place of the training and number of participants shall be located in the Territory and shall be in accordance with Supplier’s then effective training scheme. Subject to payment of training fees in favor of Supplier, each Party shall bear its own costs associated with such training. Supplier shall inform Turing of any such claim and/or demand made against Supplier which has the potential to apply to Turing, the Product, the Disposable or otherwise to involve Turing Indemnified Parties (as defined below).

5.8 Turing understands and acknowledges that in no event shall Turing be permitted to service the Products, nor to disassemble, transfer, alter, modify and/or make any adaptation to the Products, without Supplier’s or IceCure’s prior written approval. Any such act shall result in a breach of this Agreement and cause any Product Warranty to become void, without derogaring from any other remedy that Company may have.

6. REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF TURING.

Turing hereby represents, warrants and undertakes towards Supplier, at no additional cost to the Supplier (unless otherwise expressly stated herein), as follows:

6.1 Turing will use reasonable commercial efforts to sell and promote the Procedures and the sale of the Products and Disposables to MDT, if and when MDT serves as the exclusive distributor in the Territory, or to End Users, if and when Turing shall serve as the exclusive distributor within the Territory. Turing will devote such time and effort as shall be reasonably necessary for such purpose. Without limiting the generality of the foregoing, Turing at its expense will:

6.1.1 Use reasonable commerical efforts in the Territory to consistently attain any minimum sales requirement established for Turing, as may be revised from time to time by Supplier in consultation with Turing, and as agreed between the Parties, including the Minimum Quantity Requirements as per Exhibit B hereto.

6.1.2 Pay for Products and Disposables purchased by Turing from Supplier, in accordance with this Agreement and Supplier’s terms and conditions in effect at the time of sale.

6.1.3 Conduct its business in good faith and shall avoid misleading and/or unethical practices in its dealings with Supplier.

6.1.4 Comply with any and all safety regulations and standards and such other regulations and/or licensing requirements as are or may be promulgated by any governmental authorities in the Territory and required in order to carry out the terms of this Agreement, including obtaining and maintaining the required federal, state or local governmental licenses, Permits or other certificates.

6.1.5 Turing will reasonably support Supplier in its provision of Services, as shall be agreed by the Parties, in a reasonable timely manner.

6.1.6 Promptly investigate all complaints from MDT and/or End Users of Products and Disposables initially purchased by Turing from Supplier, and shall endeavor in good faith to resolve each and every such complaint to the End User’s satisfaction.

6.1.7 Establish and maintain a competent sales organization, employing professional sale personnel who are sufficient in number to ensure Turing’s compliance with its obligations under this Agreement and the MDT Distribution Agreement, and who have been trained and qualified by Turing in the use, advantages to the End Users and their patients, and technical competence underlying the Services, the Product’s technology and the Disposables, and that such sales force is provided with the incentive to encourage customer use of the Products.

6.1.8 Ensure that all End Users purchasing Products and Disposables are fully trained (e.g, have gone through ther Supplier training sessions, as required by Supplier).

6.1.9 At all times during the Term, have sufficient Products and Disposables inventory and all other equipment in good working condition, required for resale thereof, in accordance with the terms hereunder, including, compliance with its Minimum Quantity Requirements.

6.1.10 Once the Products and Disposable are licensed in each relvant jurisdiction in the Territory by the competent authorities, Turing shall maintain a reasonable inventory of Products and Disposables, the size of which shall be mutually determined by the Parties.

6.1.11 Use reasonable efforts to refer to Supplier any leads, prospects, and related information which Turing shall receive, obtain or become aware of regarding potential purchasers Disposables and/or Products outside the Territory.

6.1.12 Comply and conform to all applicable laws (including all applicable export/import requirements imposed by governments within the Territory) in respect of Turing’s business, the distribution and marketing of Disposables and/or Products and the conduct of all Turing’s personnel and its distributors, and pay all applicable duties, taxes, fees and other mandated charges as they become due and payable

6.1.13 Turing shall do its best to cooperate and assist Supplier and/or IceCure in obtaining and maintaining the approvals on the Products and Disposable.

6.1.14 Fully and timely comply with all its duties, obligations and undertakings pursuant to the Distribution Agreement with MDT, including in connection with the termination thereof, if and when applicable.

6.2 Within fourteen (14) days following the end of each calendar quarter during the Term, Turing will provide Supplier with written reports on its proposed plan of operation with respect to marketing and sales activities and prospects and all other information that is likely to be of interest to Supplier in connection with the promotion, marketing and sale of the Products and Disposables within the Territory.

6.3 All promotional materials utilized by Turing shall, unless Supplier otherwise directs, contain the name of Supplier and shall describe the Products and Disposables and Turing’s role with respect to the sale of Products and Disposables within the Territory.

6.4 Turing shall neither provide sales and marketing material nor make any representations about Supplier, the Products or the Disposables that are inconsistent with the Marketing Plan or inconsistent with the documentation for the Product and/or Disposable that may be supplied to Turing by Supplier from time to time.

6.5 Turing shall provide MDT and/or End Users, as applicable, with the then-current manual, instructions or guidelines for the Products and Disposables in local language, and Supplier shall ensure that it shall provide Turing with the most current manuals on a regular basis.

6.6 Turing will not, and will not attempt to, (a) modify, amend, alter, change, open the packages of, or disassemble the Products and/or the Disposables in any manner, (b) sell any Products or Disposables which have been so altered or modified, (c) sell any Products under circumstances which Turing knows, or should know, will involve any such alteration or modification; or (d) sell any Products and/or Disposables purchased as Demo Consules.

6.7 Turing shall keep a “tracing “report” for at least five (5) years from the date of sale (or a longer period if required under applicable law), with regard to all Products and Disposables sold through it, including all End User’s names and addresses and the serial numbers (S/N) of the Products and the Disposables sold to each End User, whether directly or through distributors.

6.8 Turing will provide “tracing reports” to Supplier, if required by Supplier for regulatory purposes, or other purposes required by applicable law (including recalls) and for compliance with the terms hereof, provided that the Supplier shall give the Turing reasonable written notice of its request to provide the “tracing reports.”

6.9 Turing shall inform Supplier of any suit, claim and/or demand made against Turing which has the potential to apply to Supplier, the Product, the Disposables or otherwise to involve the Supplier Indemnified Parties (as defined below) in a timely manner.

6.10 Turing, at the request of Supplier, shall coordinate for Supplier visits to any customer sites where the Product is located. The Products and Disposables will be maintained and stored by Turing in accordance with the relevant IFU.

6.11 Turing will perform this Agreement in compliance with all applicable laws, rules, regulations, Permits and approvals valid, from time to time, in the Territory.

6.12 Turing shall promptly report to Supplier any adverse event, product failure, customer and/or distributor feedback, and other information as required by the Supplier’s post marketing surveillance plan which may be updated from time to time. Turing hereby acknowledges and agrees that Supplier shall have the right to use the post marketing surveillance information for product improvements, without any additional compensation or notification to Turing.

7	MARKETING AND REIMBURSEMENT: JOINED EFFORTS.

The Parties shall cooperate with each other in the performance of the following:

7.1 Marketing. As soon as practicable after the Effective Date, and in any event within sixty (60) days following the Effective Date, Turing shall prepare and provide to Supplier in good faith marketing and sales plan (the “Marketing Plan”). The Marketing Plan will include, amongst others, goals for execution of the MDT Distribution Agreement and penetration areas and resource allocation by Turing but shall strictly be made to pre-identified persons and shall prohibit any kind of ‘cold calling’ marketing activities, such activities will be deemed an Event of Default under this Agreement. The Marketing Plan will be updated (and provided to Supplier in each case) on an annual basis. Turing shall promote and advertise the Procedures in coordination with Supplier and MDT, performed through the use of the Products and the Disposables, and shall further market and promote the sale and distribution of the Products and the Disposables within the Territory at its sole expense, in a timely and efficient manner, and for such purpose shall engage skilled and experienced sales personnel, which includes sufficient personnel to comply with its targets and tasks and shall comply with the Marketing Plan and not carry out any marketing, advertising or promotion outside of the terms of the Marketing Plan and/or the terms of the Distribution Agreement with MDT. Turing shall prominently exhibit the Products and Disposables and promote the Procedures, performed through the use of the Products and the Disposables, and the marketing and sale of Products and Disposables at the main national scientific conferences within the Territory. The Parties agree to evaluate, on a case by case basis, the participation in international scientific conferences that will be held in the Territory, and to further consider split of costs of participation. In the event that any translations of marketing material from English are required, Turing shall be responsible for the accurate and complete translation of such material, at its own expense. Turing shall refrain from making any representations about the Product or Disposable that are materially inconsistent with Supplier’s published or provided literature.

8	CERTIFICATION AND COMPLIANCE.

Turing shall comply with the terms of the Marketing Approval. Upon written request with a reasonable time period, Turing shall furnish to Supplier any information that is in its possession pertaining to the Marketing Approval and to all applicable regulations and standards that pertain to marketing and sale of the Products and Disposables in the Territory.

9	INTELLECTUAL PROPERTY.

9.1 Intellectual Property. Turing acknowledges and agrees that any and all proprietary rights in and to the Products and Disposables, including but not limited to patents, patent applications, improvements, modifications, trade secrets, know how, copyrights and trademarks, Registered Items (as defined below), Software (as defined below) and any other intellectual property, anywhere in the world, whether or not reduced to practice, and whether or not patentable or otherwise protectable and/or any derivatives, enhancements, modifications and/or improvements thereof (collectively, the “Intellectual Property”) pertaining to the Product and the Disposables, marketing material and any Confidential Information, as defined below, disclosed by Supplier to Turing hereunder and/or otherwise developed by Turing within the scope of its engagement with the Supplier and/or on the basis of the Intellectual Property, shall remain the property of Supplier, its vendors and/or licensors, and may not be duplicated by Turing or used by Turing, except to that extent required for the purpose of performance of this Agreement. Other than as specifically set forth in this Agreement, Turing has no right, title or interest in or to the Intellectual Property or the use thereof. Turing agrees that upon Termination it shall immediately cease and discontinue all use of the Intellectual Property.

Turing undertakes that neither it nor its Affiliates shall assert against Supplier and its assignees, any claim asserting that Turing or its Affiliates have any intellectual property rights in the Product and/or Disposables. Furthermore, neither Turing nor anyone on its behalf shall act to register any patent, trademark, service mark and/or the likes, or any Chinese translation of the foregoing or any Chinese word similar to the foregoing in pronunciation with respect to the Intellectual Property and/or the Marks (including without limitation, by registering, leasing or otherwise purchasing applicable Domain Names on the World Wide Web) and/or any other names, trademarks, trade names, patents, designs which are similar thereof and/or, when possible according to applicable law, the filing for any applicable permits regarding the Products and/or Consummables (the “Registered Items”), without the Supplier’s prior written consent. It is hereby clarified that the Supplier shall be the sole owner of the Registered Items (without Turing retaining any rights thereof), and the Turing shall transfer all rights related thereto (including by making the applicable filings indicating Supplier’s said rights), upon Supplier’s first request. In the event that the Turing did not comply with the said obligations, then the Supplier shall be entitled to take any actions required in order to perfect its said rights, including without limitations executing any instrument on behalf of Turing, and Turing hereby irrevocably nominated the Supplier as its attorney-in-fact for such purpose. Insofar as they do not vest automatically by operation of law or under this agreement, Turing holds legal title in these rights and inventions on trust for Supplier. Furthermore, Turing shall not use any of the Registered Items and/or any other Intellectual Property of the Supplier in any manner not approved in advance and in writing by the Supplier (including without limitations, by incorporating (or otherwise using) the aforesaid into any of its materials, website and/or any other medium).

9.1.1 License/Supplier Trademark. Supplier hereby grants Turing a limited, non-exclusive and non-transferable royalty-free license during the Term of this Agreement to copy, reproduce and use any Supplier trademark, trade name or logo or similar items associated with the Products and Disposables (the “Marks”) in connection with the advertisement, promotion, sale and use of the Disposables and the Products in the Territory and/or the performance of its obligations pursuant to the MDT Distribution Agreement. Turing shall not remove, obscure, conceal or alter any Marks from the Products and/or Disposables. Except as otherwise expressly set forth in this Section 9, each Party shall own the rights to its respective intellectual property and no right, title or interest in a Party’s intellectual property rights is granted, either expressly or by implication, to the other Party. Either Party shall promptly inform the other of any potential infringements of a Party’s intellectual property rights to which it becomes aware. In addition, the license granted by the Supplier hereunder does not include the right to sublicense any of the Marks other than in accordance with policies of Supplier in effect from time to time. This limited license shall automatically expire on the date on which this Agreement is terminated. Upon Termination, Turing shall completely and permanently cease any use of the Marks.

9.2 Software. During the term of this Agreement, Supplier hereby grants to Turing a revocable, non-assignable, non-transferable, non-exclusive license to use the software incorporated into the Product (the “Software”) solely in connection with enabling MDT and/or End-Users’ use of the Product in accordance with the terms of this Agreement. Nothing in this Agreement conveys to Turing any title or property interest in or to the Software, or any of the intellectual property rights embodied in such Software.

10	WARRANTY.

10.1 Warranty. The Products and the Disposables shall be covered by the written warranty from Supplier attached hereto as Exhibit E (the “Warranty” or “Product Warranty”), as the same may be updated or modified from time to time.

10.2 Warranty Disclaimer. THE WARRANTY PROVIDED CONSTITUTES SUPPLIER’S SOLE AND EXCLUSIVE LIABILITY FOR DEFECTIVE OR NONCONFORMING PRODUCTS AND DISPOSABLES, INCLUDING SOFTWARE. SUCH WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND IS IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF SUPPLIER FOR DAMAGES.

11	RECALLS.

In the event of any recall or otherwise, a product corrective action of a Product or Disposables in the Territory required by a governmental agency for safety or efficacy reasons, or requested by Supplier at its sole discretion or otherwise, unless such recall results from Turing’s negligence or willful misconduct, Supplier shall repair or replace, at Supplier’s own cost and expense, all Products and/or non-used Disposables or Product components, as applicable, subject to the recall and previously delivered to Turing. If such response is not feasible the Parties shall jointly define corrective action strategy. Supplier also shall consult with Turing to establish a reasonable process for managing the recall. In the event the recall is not required by a governmental agency for safety or efficacy reasons, but is instead requested by Supplier at its sole discretion, Supplier will be responsible for determining the scope of the recall, including the number of units, timeframe for the recall, and criteria for completion, at no cost or expense to Turing. Turing will provide Supplier with full cooperation and assistance in planning and executing any product recall and will comply with Supplier’s instructions in connection therewith. Turing shall bear all costs associated with a recall or corrective action required or initiated due to Turing’s negligence or willful misconduct, without derogating from any remedy legally available to Supplier. Turing shall not initiate a recall, retrofit or warning related to the Products or Disposables without Supplier’s written consent, which shall not unreasonably be withheld.

12	REGULATORY AND LEGAL COMPLIANCE: VIGILANCE.

12.1 Supplier shall seek to obtain, within nine (9) months after the Effective Date (or a longer period if agreed between the Parties), the required medical device regulatory approval of the NMPA for the Disposable Ablation Probe of the Products, so that such Product can be legally marketed, promoted, distributed, sold and used in the Territory. If requested and agreed between the Parties, Turing will apply for (with Supplier’s and IceCure’s reasonable assistance), obtain, maintain during the Term, and comply with the terms of all Marketing Approvals, including without limitations, any and all licenses, permits and other authorizations for the promotion, sale, support, service, use or otherwise handling of the Products and Disposables within the Territory, and namely - the proper regulatory clearances (collectively: the “Permits”), which shall include but not be limited to (i) the timely submission of new applications for obtaining Permits for the Products, variations and renewals, consistent with Supplier’s relevant submissions or instructions; (ii) maintenance of adequate regulatory records on behalf of Supplier, including, records of submissions to the Regulatory Authorities; (iii) general maintenance of Permits, including making appropriate requests to the Regulatory Authorities pursuant to information received from Supplier; (iv) timely making all necessary filings to Regulatory Authorities, and (v) direct payment by Turing to any Regulatory Authority of any fees in connection with the maintenance, variations or renewal of the Permits in the Territory.

12.2 Supplier and/or IceCure shall be the Holder of Regulatory Approvals of the Products and Disposables in the Territory and Turing shall carry out the required translations of the documents received from Ministry of Health in the Territory from local language into English if requested by Supplier. Without derogating from the foregoing, the Parties agree that If any clinical trials and post-marketing studies related to the Products are performed or in the Territory, Supplier shall be responsible for organizing such trials or studies at its own relevant expenses, regardless of whether such trials or studies are required by Regulatory Agencies or initiated by Supplier.

12.3 Turing confirms that Turing has and shall maintain full knowledge of and experience with the applicable laws and regulations of any Regulatory Authority relevant to the Products and Consummables in the Territory and communicate the same in a timely manner to Supplier. Turing shall provide regulatory information/ intelligence whenever required and requested by Supplier as soon as these are required without any delay.

12.4 Turing will communicate registration’s expiry for the Products and Disposables twelve (12) months ahead of the expiry and, if requested by Supplier and/or IceCure, will submit renewal files three (3) months ahead of the expiry to secure supply continuity. In such cases, Turing must provide Supplier with receipts of submission of submitted applications or Ministry of Health in the Territory official acknowledgment for submitted documentation. Turing shall provide Supplier with copies of submission forms which are requested by the Regulatory Authorities. Turing shall be responsible for submitting pricing related matters before Regulatory Authorities in the Territory as directed by Supplier. Turing shall not send any communications related to pricing to the Regulatory Authorities without obtaining Supplier’s prior written approval. Turing shall provide Supplier with a monthly report related the progress of the Permit application and providing regulatory updates. Having obtained Permits, Turing shall make best efforts for its maintenance, provided that Turing shall not alter or modify in any way whatsoever the dossier submitted / to be submitted to the health authority in the Territory without Supplier’s prior written approval.

12.5 Turing shall promptly advise Supplier of any change or proposed change to the applicable laws, and the compliance with this Agreement shall be at Turing’s expense. In the event of a change in the applicable laws that may require changes to keep Permit in force, the Parties shall discuss these costs in good faith. However, Supplier shall not have any obligation whatsoever to update the Permit during the term of this Agreement.

12.6 Turing shall have proper archiving of all submitted applications/communications on behalf of Supplier and must have and maintain a data base of Supplier’s registered Products and Disposables.

12.7 Turing shall immediately, and in no event later that one (1) working day, inform Supplier about all contacts and communications with the Regulatory Authorities, such as but not limited to approvals, request, circulars, updates, comments, product technical complaints, updated contacts, timelines, meetings, seminars and activities within one (1) working day from the day of receipt of such communication. Turing shall provide an English translation of the communications from the Regulatory Authorities. Turing shall also notify Supplier within one (1) business day of any inspection initiated by a Regulatory Authority or any other competent authority which in any way would affect Products or Consummables, within one (1) business day after Turing is notified or becomes aware of same. Turing will provide Supplier with the Regulatory Authority’s inspection report, deficiency letter or written regulatory compliance observation, which contains findings that relate to the Products or Consummables

12.8 The Parties acknowledge the importance of filing full and accurate information in reports, such as required under the MDR (Medical Device Report) regulations (US 21 CFR Part 803), and its equivalents in the Territory. Accordingly, each Party will notify the other Party of any incident involving a Product or a Disposable, and the Parties shall cooperate and share information before submitting any report required to be provided to the relevant governmental authority.

12.9 Turing shall provide to Supplier evidence and written notice that such Permits have been obtained within ten (10) days of receipt or notification and immediately notify Supplier if any such Permits are revoked, suspended, amended or if any communications are received from the applicable authority with respect to such Permits, together with a copy of such communications and any other information which Turing may reasonably consider pertinent. In the event that a Permit is revoked or suspended not due to any action or inaction of Turing, Turing shall reinstate the Permit and until such time as the Permit is reinstated, the activities under this Agreement shall be limited to only those legally permitted, given the lack of the specific Permit. In the event that a Permit is revoked or suspended in a given state or territory, due to an action or inaction by Turing which cannot be cured by Turing, such event shall be deemed an Event of Default under this Agreement and Supplier shall have the right to terminate this Agreement with respect to such state or states, territory or territories, as are applicable, according to the mechanism in Section 3.2.1 hereunder.

12.10 Turing shall make its best efforts to obtain all Permits within six (6) months from the Effective Date. In the event that a Permit was not obtained within six (6) months from the Effective Date in a given state or territory, and such deadline had not been extended by the Parties’ mutual written agreement, such event shall be deemed an Event of Default under this Agreement and Supplier shall have the right to terminate this Agreement with respect to the Territory, according to the mechanism in Section 3.2.1 hereunder. Furthermore, upon termination / expiration of this Agreement all rights in and to the Permits shall revert to such entity designated by Supplier, and Turing shall be responsible to promptly transferring the registration of the Permits under the name of such designee.

12.11 Turing shall secure all requisite Permits within eighteen (18) months of the Effective Date.

12.12 Notwithstanding anything to the contrary herein and/or in any other agreement between or among the parties, and for avoidance of any doubt, Supplier’s and/or IceCure’s, as applicable, failure to obtain the required medical device regulatory approval of the NMPA for the Disposable Ablation Probe of the Products, as set forth in Section 12.1 or in any other section herein, shall not be deemed a breach of this Agreement or any other agreement between or among the parties hereof, nor will it be deemed any Event of Default for any purpose herein, and neither Supplier nor IceCure shall be required to purchase or repurchase any of the Products and/or Disposables (including the Demo Consules) due to such failure and Turing shall not be entitled to any other compensation in connection therewith; provided the Agreement hereunder shall not be terminated by Supplier and/or IceCure (even if MDT terminated the MDT Agreement due to such failure) and the Parties shall cooperate to extend the terms of the MDT Agreement or to engage an alternative distributor (replacing MDT).

13	CONFIDENTIALITY.

Each Party (the “Receiving Party”) acknowledge that they have and/or will receive confidential information from the other Party (the “Disclosing Party”) before and after the Effective Date in connection with this Agreement. The confidential information shall be deemed to include all information of confidential or proprietary nature of the Disclosing Party received or obtained by, or disclosed or provided to, the Receiving Party in any medium whatsoever, including but not limited to the financial status and business affairs of the Disclosing Party and the identity of the Disclosing Party’s shareholders (the “Confidential Information”). The Receiving Party agrees to maintain the confidentiality of the Confidential Information at the same level of care that it maintains its own confidential information, and not less than a reasonable level of care, and agrees neither to use such information (except for the purposes permitted herein) nor to disclose it to any third party or to any of its officers, employees, agents or representatives (“Representatives”) who do not have a need to know such information in order to perform their obligations under this Agreement. The Receiving Party shall remain responsible for its Representatives’ compliance with the Confidential Information non-use and non-disclosure obligations hereunder. Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the Receiving Party, or is lawfully acquired by Receiving Party from a third party who is not in breach of an agreement or obligation to keep such information confidential. Notwithstanding the aforesaid, a Party shall be entitled to disclose Confidential Information to the extent it is required to do so in the reasonable opinion of its legal counsel pursuant to applicable laws, rules, regulations or stock market rules, and shall, to the maximum extent legally possible, provide prior notice of such expected disclosure to the Disclosing Party to enable the Disclosing Party to seek legal remedy, and shall only disclose information to the minimum extent it is legally required to do so. Neither Party shall disclose to the other Party third parties’ information of confidential nature or make any unauthorized use of third party’s information. Upon Termination, the Disclosing Party shall return to the Receiving Party or lawfully destroy all Confidential Information of the Disclosing Party, without maintaining any copies thereof, except, to the extent required for regulatory purposes and for such purposes only, one copy of such relevant Confidential Information.

Turing acknowledges that certain Information (“Sensitive Information”) may be considered as “inside information” or of a price sensitive nature for Supplier, whose equity securities are traded on both the NASDAQ Stock Market and Tel Aviv Stock Market, and that in relation to such Sensitive Information, the provisions on insider trading activities and market manipulation (“Insider Trading Provisions”) arise under the applicable laws, apply to the Supplier including its employees, agents and contracted third parties. Turing declares and undertakes that it has no intention to, and it shall not, and it shall use all reasonable efforts to prevent any of its employees, agents and contracted third parties or any other entity or person on its behalf or any other party acting in concert with Turing, or any such other entity or person, from using Sensitive Information in any manner that may or will result in a breach of any of the foregoing Insider Trading Provisions, or any other applicable law in respect of such Sensitive Information.

14	INDEMNIFICATION.

14.1 Intellectual Property Indemnity; Infringement.

Supplier and/or IceCure, as applicable, will, at its sole cost and expense, indemnify Turing for any final and direct damages awarded pursuant to any claim brought by a third party to the extent such claims arise from infringements by the Product and Disposables of any third party patents in the Territory (“Claims”). Such indemnification shall be subject to the following: (i) Turing giving prompt and timely notice of any such Claims and in no event more than five (5) business days after any such Claim has come to its attention, and (ii) Turing shall provide full information, cooperation and support necessary for Supplier’s and/or IceCure’s defense or settlement of the claim, and Supplier and/or IceCure shall have the sole authority to assume the defense thereof through its own counsel at its sole expense, and to compromise or settle any such Claims.

Supplier and/or IceCure, in its sole discretion, shall determine what steps, if any, are to be taken at its expense, with respect to any infringement or unauthorized use of any Supplier product. Turing shall not undertake any legal action or other steps of any kind to prevent or restrain any such infringement or unauthorized use by third parties without Supplier’s and/or IceCure’s advance written permission.

14.2 If, as a final result of any litigation relating to a Claim, the use by Turing of the Product and/or Disposable is prevented by an injunction (the “Injunction”), Supplier’s or IceCure’s sole obligation with respect to the products under the Injunction, shall, at its option and a its expense, either: (i) modify the Product and/or Disposable so that it is non-infringing; (ii) procure the right to continue using the Product and/or Disposable; (iii) replace the Product and/or Disposable with non-infringing equipment which is at least equivalent to the infringing Product and/or Disposable; (iv) modify the same so as to ensure that they become non-infringing and are at least equivalent in performance to the infringing Product and/or Disposable, and/or (v) remove the alleged infringing equipment and either replace it with properly functioning non-infringing equipment or, if Supplier is unable to do so, refund the full purchase price of the affected Products and unused Disposables purchased during the twelve (12) months period preceding such injunction; and Turing shall return to Supplier all Products and Disposables for which a refund is provided. In addition, Supplier and/or IceCure shall have the right to terminate this Agreement, by a written notice to Turing with an immediate effect, and to the extent applicable, such Termination shall only apply with respect to the relevant part of Territory in which an Injunction was given.

14.3 Supplier’s and/or IceCure’s indemnity obligations shall not apply to infringements caused solely by modification of the Product, Disposables or their components by persons other than Supplier and/or IceCure, or use of the Product or Disposables in a manner inconsistent with the instructions for use (“IFU”), or use of the Product or Disposable in combination with other equipment, apparatus or software not supplied by Supplier under any purchase order issued hereunder. Turing agrees that it will indemnify Supplier and/or IceCure on the same terms as Supplier and/or IceCure is obligated to indemnify Turing pursuant to this Section 14.1(Intellectual Property Indemnification), should any claim of infringement be made against Supplier and/or IceCure solely because of Turing’s breach of a material term of this Agreement.

14.4 These sub-Sections 14.1-14.3 (Intellectual Property Indemnity: Infringement) state the entire liability and obligation and the exclusive remedy of the Parties with respect to any actions or claims of alleged infringement of intellectual property rights.

14.5 Supplier’s Indemnity. Supplier and/or IceCure shall indemnify Turing and its affiliates and their respective officers, directors, managers, employees, agents and representatives (the “Distributor Indemnified Parties”) from and against all liabilities, claims, demands, damages, reasonable costs and expenses (including reasonable attorneys’ fees) asserted against, incurred by or rendered against any of them from third party claims for personal injury, death or property damage that arise out of a defect in the Products or Disposables due to defective Supplier design, parts, packaging, labeling, faulty workmanship of Products and/or Disposables of which Supplier is the manufacturer, with respect to all of the above, as such shall be determined by a competent court in a final judgment or an arbitration panel in binding arbitration; provided, however, that in no event shall Supplier have any liability under this Section 14.5 for any claims that are caused by or result from the negligence or misconduct of, deviation from the manual or operating instructions of the Products or Disposables, or the breach of this Agreement by Turing or any of its Representatives.

14.6 Turing’s Indemnity. Turing shall indemnify, defend and hold each of Supplier and IceCure and their affiliates and respective officers, directors, managers, employees, agents and representatives (the “Supplier Indemnified Parties”) harmless from and against all liabilities, claims, demands, damages, reasonable costs and expenses (including reasonable attorneys’ fees) asserted against, incurred by or rendered against any of them from any claims that arise out of Turing’s activities under this Agreement or the MDT Disribution Agreement, negligence or breach of any of its covenants, representations or warranties herein, with respect to all of the above; provided, however, that in no event shall Turing have any liability under this Section 14.6 for any claims that are caused by or result from the negligence or willful misconduct of, or the breach of this Agreement by Supplier, IceCure or any of its Representatives.

14.7 Process. Unless otherwise herein prescribed , a party entitled to indemnification hereunder (the “Indemnified Party”) shall notify the party obligated to provide the indemnification (the “Indemnifying Party”) as promptly as practicable after becoming aware of any claim or suit for which indemnification is sought. The Indemnified Party shall reasonably cooperate with Indemnifying Party in connection with the defense of such claim. The Indemnified Party shall give the Indemnifying Party the sole authority to defend or settle the claim (at the Indemnifying Party’s expense), provided however that (i) the Indemnifying Party may not settle any such claim or suit without the Indemnified Party’s specific prior agreement and consent in writing if the settlement is not merely financial, which consent shall not be unreasonably withheld; and (ii) the Indemnified Party shall have the right to participate in the defense of such claim or suit at its own expense.

15 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR (I) ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR PERFORMANCE BY SUCH PARTY UNDER THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND (II) ANY DAMAGES EXCEEDING ITS LIABILITIES UNDER APPLICABLE LAW. THE FOREGOING WILL IN NO WAY LIMIT Supplier’S RIGHT TO CLAIM PAYMENT FROM Turing FOR PRODUCTS AND/OR DISPOSABLES SUPPLIED TO IT HEREUNDER.

Supplier’s total liability to Turing for all loss or damage shall not exceed an amount equal to the amounts actually paid to Supplier by Turing for the quarter in which the loss or damage arises. Parties agree that the restrictions on liability in this clause apply to every liability arising under or in connection with this agreement including liability in contract, tort (including negligence), misrepresentation, restitution or otherwise.

16	INSURANCE.

16.1 Turing shall procure from reputable and financially sound insurers, and maintain in full force and effect throughout the Term, and thereafter in connection with its performance under this Agreement, such insurance coverages as are consistent with good commercial practice in the Territory for the activities contemplated by this Agreement, including but not limited to, product liability insurance, and provide that such policies cannot be cancelled or its coverage materially altered without thirty (30) days prior written notice to all named insureds. Turing will provide Supplier with such evidence of coverage as Supplier may reasonably request.

16.2 Turing warrants to Supplier it has or will obtain prior to the beginning of the sale of Products and Disposables hereunder all requisite valid and paid insurances necessary to cover its and the Supplier’s legal liability arising out of the performance of the Products or Consummables and its and the Supplier’s obligations, for such coverage and in such sums not less than is customary in the in the Territory for distributors and manfufacturers of medical devices similar to the Products and Disposables and provision of related services. At Supplier’s request, Turing shall provide Supplier a copy of such policy.

17	GENERAL REPRESENTATIONS AND WARRANTIES.

Each Party represents, warrants and covenants to the other Party that: (a) such Party is a duly formed and validly existing entity in good standing, if applicable, under the laws of the jurisdiction of its organization, incorporation or formation; (b) the execution, delivery and performance by such Party under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary corporate actions of such Party; (c) this Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of such Party, enforceable against such Party in accordance with its terms; (d) no advertising materials provided by such Party will be misleading, deceptive, unfair or otherwise violate any applicable laws, statutes or regulations within the Territory; and (e) the execution, consummation of the transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of such Party’s constituent documents or any agreement, license, undertaking or other contract or instrument to which such Party is a party or by which such Party or its assets may be bound or affected or to which such Party or its assets is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

Turing acknowledges that it has read and agree to abide with the Company’s Anti Bribery and Corruption and Anti Money Laundering and Terrorist Financing Compliance Policy and further agrees to comply with all requirements and to ensure that such Policy is upheld.

Turing further acknowledges that each of Suplier and/or IceCure is bound by all applicable anti-corruption and anti-bribery laws and regulations including but not limited to the Israeli law, United States Foreign Corrupt Practices Act (FCPA) and United Kingdom Bribery Act and Chinese law, as well as other rules and regulations regarding domestic or international corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, agency relationships, commissions, lobbying, books and records, and financial controls (“Anti-Corruption Laws”), and will not cause each of Supplier or IceCure, or their subsidiaries or affiliates, to be in breach of its responsibilities through any act as described in this Section.

Turing represents and warrants that it (and its owners, directors, employees and its agents, if applicable) (i) has not and shall not, directly or indirectly, offer to make, promise, authorize or accept any payment or anything of value, including bribes, gifts and/or donations to or from any public official, regulatory authority or anyone else for the improper purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, including to obtain or retain business; and (ii) shall comply with all Anti-Corruption Laws (iii) has not sanctioned, or owned by sanctioned persons, have not breached sanctions, and will make sure the proceeds of the transaction with Supplier and/or IceCure are not used to benefit any sanctioned person. (iv) has not, directly or indirectly, taken any action that would cause it to be in violation of any applicable Anti-Corruption Laws.

Turing shall notify Supplier and/or IceCure immediately upon becoming aware of any breach under this Section 17. Turing acknowledges that compliance with Anti-Corruption Laws is a critical condition for the engagement with Company and any violation of this Anti-Corruption Laws will result in the termination of this Agreement and the full reimbursement of any penalty or fine related to the violation.

18	GENERAL.

18.1 Entire Agreement. This Agreement, together with the Exhibits and each Purchase Order constitutes the entire understanding between the Parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith. No amendment, waiver or modification hereto or hereunder shall be valid unless specifically made in writing and signed by an authorized signatory of each of the Parties hereto. Neither Party’s failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights. All Exhibits attached to the Agreement shall be deemed a part of this Agreement and incorporated herein. The provisions of an Exhibit shall prevail over any conflicting provisions of the body of this Agreement.

18.2 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining unaffected terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

18.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by either (i) a nationally recognized overnight courier or (ii) registered or certified mail and/or e-mail addressed to the address set forth Section 19 below. In addition, purchase orders, invoices, and reports may be submitted electronically to the provided e-mail addresses.

18.4 Governing Law: This Agreement and the relationship of the Parties shall be governed by and construed according to the laws of the State of Israel, and jurisdiction and venue of any controversy or claim arising out of this Agreement shall be finally settled by the Arbitration of the Israeli Institute for Commercial Arbitration founded by the Federation of Israeli Chambers of Commerce. Notwithsatnding the above, the parties may seek injunctive relief to protect their Confidential Information and Intellectual Property in any court worldwide. .

18.5 Survival. The confidentiality obligations, indemnification and insurance obligations, the provisions of Sections 6.7, 6.8, 9.1, 14, 18.4 and 18.5, and all other terms that by their nature survive the Termination, survive the expiration or termination of this Agreement. The limitation of liability provision shall survive the Termination of this Agreement for an unlimited period.

18.6 No Waiver. Failure of either Party at any time to require performance by the other Party of any provision hereof shall not be deemed to be a continuing waiver of that provision, or a waiver of its rights under any other provision of this Agreement, regardless of whether such provision is of the same or a similar nature.

18.7 No Assignment. Turing may not, directly or indirectly, voluntarily or by operation of law, assign, pledge or transfer this Agreement or any of its rights or obligations hereunder to any third party, and may not appoint any sub-distributors without the prior written consent of the Supplier, unless either the third party of the sub-distributor is an affiliate of Turing. For purposes of this Section 18.7, a sale of a majority of the outstanding equity securities of Turing shall constitute an assignment of this Agreement.

18.8 Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.9 Relationship of the Parties. The relationship between Supplier and Turing is that of vendor and vendee. The Parties hereto acknowledge and agree that Turing shall be acting in the capacity of an independent contractor and not as an agent, employee, partner, joint venturer, representative or associate of Supplier. Turing shall be solely responsible for the means, methods, techniques, sequences and procedures utilized in the performance of its obligations under this Agreement. Neither Party is, expressly or impliedly authorized, and shall not present itself as being authorized, to undertake any obligations or commitments, or to make any representations or warranties, in the name of the other Party or on its behalf.

18.10 Force Majeure. Neither Party will be held responsible or liable for any delay or failure to perform any of its contractual obligations within the time specified as a result of causes beyond its reasonable control (i.e. Force Majeure) including, but not limited to, acts of God, the public enemy, acts of government, or any department or agency thereof, as well as fire, flood, earthquakes, epidemics, quarantines, riots, wars, civil insurrections, freight embargoes, delays on the part of suppliers or subcontractors, labor disputes, and unusually severe weather. Each Party shall have the right to terminate this Agreement by written notice to the other Party with an immediate effect, in an event of Force Majeure that lasts more than ninety (90) days.

18.11 Compliance with Laws. Each party shall comply with all laws, regulations and orders governing and relating to the Products, the Disposables and its performance under this Agreement, including without limitation all anti-fraud and anti-kickback and anti-bribery laws, regulations and orders.

18.12 Injunctive Relief. Turing agrees that in the event of a breach, or a threatened breach by it of any of the provisions of Sections 2.1, 9 or 13, an action at law for damages would not be adequate to protect the rights of the Supplier. Therefore, the Supplier shall be entitled to seek injunctive and/or other equitable relief to prevent a breach thereof and enforcement without the necessity of proving damages, which relief shall be in addition to any other rights that the Supplier may have under the terms of this Agreement or otherwise; this provision shall not be considered as creating a limitation on Supplier’s right to seek any remedies legally available thereto.

18.13 Section Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

18.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which taken together shall be deemed an original.

19	COMMUNICATION AND SHIPMENT.

As for all notices and communication required, the Parties agree to refer to the following addresses:

ICECURE MEDICAL LTD	Beijing Turing Medical Technology Co., Ltd
IceCure (Shanghai) MedTech Co., Ltd.:

7, Ha’Eshel St.	87 Hong’an Road,

Caesarea, Israel	Fangshan District,Beijing,China

Phone: [**]	Phone: [**]

E-mail: eyals@icecure-medical.com	E-mail: operation@turingmedical.cn

Att. to: Eyal Shamir	Att. to: linyoujia@turingmedical.cn

This agreement is composed by 19 articles, plus 5 exhibits (A,B,C,D,and E) and one Schedule (I).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date by their respective duly authorized representatives.

ICECURE MEDICAL LTD.		BeIJING TURING MEDICAL Technology Co., Ltd

By:	/s/ Eyal Shamir	By:	/s/ Youjia Lin
	/s/ Ronen Tsimerman	Name:	Youjia Lin
Name:	Eyal Shamir /Ronen Tsimerman	Title:	CEO
Title:	CEO CFO/COO

IceCure (Shanghai) MedTech Co., Ltd.:

By:	/s/ IceCure (Shanghai) MedTech Co., Ltd.

Schedule I

1.	Demo Consules. Are not sold for commercial use, solely for demo use, either by Turing and/or MDT. Turing shall not sell any Demo Consules and/or Disposables provided therewith to MDT and/or any other End User. Demo Consules are sold As-Is without any warranty or liability.

2.	Pricing: The Demo Consules price is [**] per unit. The maximum number of Demo Consule units is [**].

EXHIBIT A

Product: IceSense3™, ProSense™ cryoablation system.

Disposable: (disposable) IceSense3™/ ProSense™ cryoablation probes, and accessories.

EXHIBIT B

MINIMUM QUANTITY REQUIREMENTS + TRAINING SCHEMES

Initial Purchase Order: [**] – on the Effective Date.

●	Consoles Purchase Orders for each year during the Intial Period - targets are [**] Disposables – Minimum Quantity Requirements – Per Purchase Order – [**].

TRAINING SCHEMES

In accordance with Section 3.2.4 of the Agreement, the Parties agree as follows:

●	General Tier 1 / 2 Training

●	Other Training - Services such as system installation, maintenance, inspection and software upgrade within the basic Warranty Period for End Users shall be the responsibility of Supplier/IceCure.

●	If Supplier’s or IceCure’s engineers are unable to provide service in person, Turing’s engineering team shall be available to assist with these services.

●	Fees: The training to Turing’s engineers for such services, whether during the Warranty Period, or any extension the expiration thereof, shall be in accordance with Supplier’s / Icecure’s price list for training for such services as set forth in Exhibit F hereto.

EXHIBIT C

TERRITORY

Distributor shall have the exclusive right to sell, market and distribute the Products and/or disposables in the following territories (the “Territory”):

●	Mainland of the People’s Republic of China (excluding Taiwan, Hong Kong and Macau).

It is hereby clarified that other than the Territory, Turing shall not, whether directly or indirectly, promote, market, sale and/or distribute any Products and/or disposables, and a breach of this obligation shall be deemed as a material breach of this Agreement, without derogating from any other remedy the Supplier may have under the Agreement and/or applicable law.

EXHIBIT D

IceCure Medical [2021] Distribution Price List and Payment Terms

Prices for 2021:

Console/Product – [**]

Probe/Disposable – [**]

Probe/Disposable – [**]

Dewar Set – will be purchased in China by Turing

SLA – TBD

Prices are in USD - Ex-Works Caesarea, Israel.

All prices are VAT exclusive

Orders Placement:

Purchaser commit to following orders: [**] – at the Effective Date

Payment Terms:

Payment Terms – 100% of price is paid in advance

EXHIBIT E

PRODUCT WARRANTY

Warranties and Distributor remedies hereunder are solely for the benefit of Distributor and/or MDT shall not be extended to any person or entity whatsoever, without Supplier’s prior written approval not shall they be extended by Turing to End-Users beyond Supplier’s warranty.

Products:IceSense3™/ProSenseTM cryoablation system.

Supplier warrants to Distributor as follows with respect to the Products (the “Product Warranty”):

Supplier warrants that the Products sold under the Agreement will: (a) be free of defects in material and workmanship under normal use and service for a period of twelve (12) months from the date of the earlier of: the acceptance by the customer (in case of sales to the final customer) and/or from the date of the first use (in case of leased product), but in any event no later than 60 days following the date of delivery by Supplier of the relevant Product (“Warranty Term”); (b) be delivered free from all liens, encumbrances, and other claims against title; (c) be new, except for any Product that is clearly identified as refurbished, remanufactured, or used; and (d) have been held by Supplier under the manufacturer’s recommended environmental conditions.

If during the term of the Product Warranty, any component part of the Product becomes defective by reason of defects in material or workmanship, Supplier, either directly or through its subcontractors or distributors, will, at its discretion, repair or replace the defective component or part.

Distributor may extend the Warranty Term of the Products by an additional period of up to twelve (12) months, subject to payment of a warranty extension payment to Supplier, the amount and terms of payment for which shall be agreed between Distributor and Supplier in writing.

Distributor must request a Return Material Authorization (RMA) and receive an RMA number and shipping instructions from Supplier prior to returning Product under the Product Warranty. Return of the repaired or replaced Product to Distributor’s original destination shall be at the expense of the Supplier, unless Supplier determines in its reasonable and good faith judgment that the Product is not defective within the terms of this Product Warranty, in which event Distributor shall reimburse Supplier for its reasonable transportation (shipping and handling) costs. Prior to delivery of any Product suspected of failing to comply with the Product Warranty, Distributor shall test it at its premises. Notwithstanding the above, the final determination whether a Product is defective shall be made by Supplier in good faith, based on tests provided at its premises.

Disposables:

Supplier warrants to Distributor as follows with respect to the Disposables (the “Disposable Warranty”):

Supplier warrants that the Disposables sold under the Agreement will be free of defects in material and workmanship under normal use and service for a period that is equal to the shelf life of the Disposable.

Every Disposable must be tested prior to use.

If a Disposable fails this test and is found defective by reason of material or workmanship, Supplier, will refund anypayment made in regard to the defective Disposable, unless Supplier determines in good faith that the Disposable is not defective within the terms of this warranty, in which event Distributor shall reimburse Supplier for its reasonable transportation (shipping and handling) costs.

Distributor must request a Return Material Authorization (RMA) and receive an RMA number and shipping instructions from Supplier prior to returning Disposable under the Disposable Warranty prior to delivery of any Disposable suspected of failing to comply with the Disposable Warranty, Distributor shall test it at its premises. Notwithstanding the above, the final determination whether a Disposable is defective shall be made by Supplier in good faith, based on tests provided at its premises.

Distributor shall be responsible to its customers for any and all warranties which it makes relating to Disposables it has purchased from the Supplier and for ensuring that replacements and other repairs required in connection with the said warranties are satisfactory.

Terms of the Warranty:

Supplier will be released from all obligations under the Product Warranty or the Disposable Warranty, as applicable, and the same will not apply to the Product or the Disposable, as applicable, or any component part thereof, if the same (a) has been damaged by improper operation, maintenance, misuse, accident, or neglect by Distributor or any of its Representatives or End Users; (b) has been reused, or used in a manner not in accordance with the documentation provided therewith; (c) has had changes or repairs made without written authorization of Supplier to do so; or (d) has been used with equipment, component or software other than as instructed by Supplier. Repaired or replaced Products will be covered by the respective warranty therefore for a period of the greater of the remainder of the respective warranty period hereunder or ninety (90) days from the date of delivery.

Should a Product and/or Disposable be defective, Distributor shall immediately notify Supplier in writing by email and immediately thereafter provide Supplier with evidence of the defect. If, following a good faith review of the evidence, Supplier agrees that such Product or Disposable, as applicable, is defective as herein set forth, the provisions of the Warranty shall apply.

Notwithstanding the above, and without derogating from any other limitation under the Product Warranty, the Product Warranty shall be further subject to the below:

●	Warranty shall not apply to any Product in which installation, repair or adjustments have been made by an individual other than a Supplier engineer or Supplier representative, who is not specifically trained in the application and use of the Product.

●	No Warranty shall be in force in connection with any Product damaged due to catastrophe, acts of God, accident, improper use, storage, care or maintenance, abuse or negligence, including, but not limited to, dropping unit, damage caused by exogenous sources, liquids or substances, heat or freezing exposure, unusual physical or electrical stress, modification, disassembly, alteration, addition to, subtraction from, combination with another product, retiming, reconfiguration, or any other cause beyond the range of intended use; and/or due to improper installation and/or removal of the Product from its original installation site and re-installation of the Product other than for repair in accordance with this Agreement.

●	No Warranty shall apply in respect of accessories and other parts made by other suppliers that have been attached or connected to the Product after installation.

●	Warranty does not extend to any any software, information or data contained in, stored on, or integrated with any parts returned to Supplier for repair.

●	Any use of the Disposables not in accordance with the Supplier’s instruction is strictly forbidden and may result in inaccuracy of the Product, and is not in compliance with the applicable regulatory clearance, and if applicable - the FDA and CE, shall void the Disposable Warranty.

Exhibit F

SLA

Price List for Spare Parts:

●	Training fee: [**]

●	Spare Parts cost: As per list below.

●	Remote support: [**].

Part Number	Part Description	Unit Price ($)
AEW3050001	[**]	[**]
AEW3050002	[**]	[**]
AMA3021000	[**]	[**]
MEA3041100	[**]	[**]
MEA3041300	[**]	[**]
PEP1000006	[**]	[**]
PPM1000002	[**]	[**]
PPF1000004
PPF1000039
PPF1000041
APA3026000	[**]	[**]
AMA3033000	[**]	[**]
PEN1000021	[**]	[**]
AMA3012930	[**]	[**]
AEA3041200	[**]	[**]
PMA1000004	[**]	[**]
PMT1000105	[**]	[**]
MEW3042014	[**]	[**]
PEW1000026	[**]	[**]

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